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                                                                   EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           SYNERGISTIC HOLDINGS CORP.


                  Synergistic Holdings Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of the Corporation, by a unanimous vote, filed in the minutes of a meeting of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

                  RESOLVED, that subject to the approval of the stockholders of the Corporation, Article First of the Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

                           "Article First: The name of the Corporation is Salex
                  Holding Corporation."

                  SECOND: That thereafter, pursuant to a resolution of the Corporation's Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

                  THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.


                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Salvatore Crimi, its Chief Executive Officer, this 26th day of January 1998.

                                    Synergistic Holdings Corp.


                                    By: /s/ Salvatore Crimi
                                        ------------------------------------
                                        Name:  Salvatore Crimi
                                        Title: Chief Executive Officer